Exhibit 99.1

LightPath New Product Announcement:

Molded MWIR/LWIR Aspheric Lens

LightPath Technologies introduces Molded Aspheric Collimating Lens for MWIR and LWIR laser diodes.

(January 17, 2007) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies is introducing a new aspheric molded lens for collimating light from MWIR and LWIR lasers, such as quantum cascade lasers (QCL).

This lens is manufactured from LightPath’s Black Diamond™ IR Glass and has a high numerical aperture designed for maximum light collection from quantum cascade lasers. The aspheric design enables a single lens to replace complex multiple component optical system. Anti-Reflective coatings are available for the MWIR (3 µm – 5 µm) and the LWIR (7 µm – 12 µm).

Quantum Cascade Lasers are used for a variety of applications including homeland security, biomedical analysis, and chemical detection. The National Science Foundation (NSF) has recently invested $15 Million for QCL development at the new MIRTHE center based in Princeton, NJ.

LightPath Technologies Inc. will be exhibiting the MWIR/LWIR Collimating Lenses in Booth 1034 at SPIE Photonics West Conference in San Jose, California, January 23rd through January 25th.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	USA:	Edward Patton, Vice President Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: epatton@lightpath.com
Internet: www.lightpath.com

	Europe:	Pascal Voluer, European Sales Director
LightPath Technologies (Europe)
Phone: +33 2 96 47 28 14
Email: pvoluer@lightpath.com

	China:	Allen Zhang, China Sales Manager
LightPath Optical Instrumentation (Shanghai) Co., Ltd.
Phone: +86 (0)21 6916 6099 x108
Email: gzhang@lightpath.com.cn

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies